Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Globe Specialty Metals, Inc.:
     We consent to the use of our report dated June 25, 2008 with respect to the consolidated balance sheets of Globe Specialty Metals, Inc., formerly known as International Metals Enterprises, Inc., as of June 30, 2006, December 31, 2005 and December 31, 2004, and the related statements of operations, changes in stockholders’ equity and cash flows for the six months ended June 30, 2006, the year ended December 31, 2005 and for the period from December 23, 2004 (inception) to December 31, 2004, included herein in the prospectus.
     We consent to the use of our report dated January 24, 2008 with respect to the consolidated balance sheet of Globe Specialty Metals, Inc. and subsidiary companies as of June 30, 2007, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the year ended June 30, 2007, included herein in the prospectus.
     We consent to the use of our report dated July 18, 2008 with respect to the consolidated balance sheet of Globe Metallurgical, Inc. and subsidiaries (Predecessor) as of November 12, 2006, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from July 1, 2006 to November 12, 2006, included herein in the prospectus.
     We consent to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP

Columbus, Ohio
July 24, 2008